Exhibit 4.1

APTEVO THERAPEUTICS INC.

AMENDMENT NO. 4

TO RIGHTS AGREEMENT

This Amendment No. 4 (this “Amendment”), dated as of November 1, 2024, to the Rights Agreement, dated November 8, 2020, as amended (the “Rights Agreement”), between Aptevo Therapeutics Inc., a Delaware corporation (the “Company”), Broadridge Financial Solutions, LLC., as rights agent (the “Rights Agent”).

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

1. Section 7. Section 7(a) of the Rights Agreement is hereby amended by deleting the reference to “November 4, 2024” therein and inserting “October 31, 2025” in place thereof.

2. Exhibit B. Exhibit B to the Rights Agreement is hereby amended by deleting all references therein to “November 4, 2024” and inserting “October 31, 2025” in place thereof.

3. Exhibit C. Exhibit C to the Rights Agreement is hereby amended by deleting the reference therein to “November 4, 2024” in Section 4 and inserting “October 31, 2025” in place thereof.

4. Definition of “Purchase Price.” The definition of “Purchase Price” in the Rights Agreement (including exhibits) is hereby amended by deleting the prior definition of $2.02 per one one-thousandth of a Preferred Share and replacing such reference with $70 per one one-thousandth of a Preferred Share.

4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts made and to be performed entirely within such jurisdiction; provided, however, that all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6. Counterparts; Facsimiles and PDFs; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment executed or transmitted electronically (including by facsimile and a portable document format signature) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity. This Amendment shall be effective as of the date hereof.

7. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

8. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

APTEVO THERAPEUTICS INC.

By:	/s/ Marvin L. White
Name:	Marvin L. White
Title:	President and Chief Executive Officer

Broadridge Financial Solutions, LLC., AS RIGHTS AGENT

By:	/s/ John P. Dunn
Name:	John P. Dunn
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO RIGHTS AGREEMENT]